UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

☒	Filed by Registrant ☐	Filed by a Party other than the Registrant

Check the appropriate box

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Diamondback Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with written preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

500 West Texas, Suite 1200
Midland, Texas 79701

NOTICE OF
SPECIAL MEETING
OF STOCKHOLDERS

and

PROXY STATEMENT

Wednesday
December 7, 2016

10:00 a.m. local time
One Park Avenue
Oklahoma City, Oklahoma 73102

November 17, 2016

Dear Diamondback Energy, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend a special meeting of Stockholders to be held at One Park Avenue, Oklahoma City, Oklahoma 73102 on Wednesday, December 7, 2016, at 10:00 a.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet or by completing and returning the enclosed proxy card in the accompanying envelope, in each case in accordance with the instructions provided in the enclosed proxy card. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You will find information regarding the matters to be voted on at the meeting in the proxy statement. Your interest in Diamondback Energy, Inc. is appreciated. We look forward to seeing you on December 7, 2016.

Sincerely,

/s/ Steven E. West
Steven E. West
Chairman of the Board

DIAMONDBACK ENERGY, INC.
500 West Texas, Suite 1200
Midland, Texas 79701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 7, 2016

To the Stockholders of Diamondback Energy, Inc.:

A Special Meeting of Stockholders of Diamondback Energy, Inc. will be held on December 7, 2016 at 10:00 a.m., local time, at One Park Avenue, Oklahoma City, Oklahoma 73102, for the following purposes:

1.
To approve an amendment to Diamondback Energy Inc.'s amended and restated certificate of incorporation to increase the total number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares; and

2.	To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Vote by telephone or via Internet in accordance with the instructions provided in the enclosed proxy card;

•	Mark, sign, date and promptly return the proxy card in the postage-paid envelope; or

•	Submit a ballot at the Special Meeting.

Only stockholders of record at the close of business on November 11, 2016 or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 7, 2016. This proxy statement is available on the Company's website at ir.diamondbackenergy.com/financials.cfm.

By Order of the Board of Directors,

/s/ Randall J. Holder
Randall J. Holder
Vice President, General Counsel and
Secretary

The notice and proxy statement are first being mailed to stockholders on November 17, 2016.

i

About the Special Meeting

Who is soliciting my vote?

The board of directors of Diamondback Energy, Inc., which we refer to as “Diamondback,” the “Company” and “we” in this proxy statement, is soliciting your vote at the Special Meeting of Stockholders.

What am I voting on?

You are voting on:

•
An amendment to the Company’s amended and restated certificate of incorporation to increase the total number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares (see Proposal to Approve an Amendment to Our Amended and Restated Certificate of Incorporation to Increase the Total Number of Authorized Shares of Common Stock beginning on page 3); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy or proxy card will vote in accordance with the recommendation of our board of directors. The board of directors recommends a vote:

•
FOR the proposal to amend the Company’s amended and restated certificate of incorporation to increase the total number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on November 11, 2016. Each share of common stock is entitled to one vote. As of November 11, 2016, we had ____ shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Special Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on November 11, 2016 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on the proposal to be considered at the Special Meeting.

How many votes are needed to approve the proposal?

The proposal to amend the Company’s amended and restated certificate of incorporation to increase the total number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares requires the affirmative “FOR” vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

Abstentions will have the same effect as negative votes in determining whether this proposal was approved by the stockholders. Broker non-votes will not be counted for voting purposes and will have no effect on this proposal.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you may vote by telephone or through the Internet by following the instructions included on the proxy card, or you may vote by filling out the enclosed proxy card, date and sign it, and return it in the enclosed pre-paid envelope. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 1:00 a.m. central time on December 7, 2016.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Special Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Special Meeting. You can do this by:

•	Voting by telephone or Internet at a later date, but prior to the deadline for telephonic and Internet voting specified in the proxy card;

•	Signing another valid proxy card bearing a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.

However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your proxy.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Special Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker will not be able to vote your shares for the proposal to amend the Company's amended and restated certificate of incorporation to increase the total number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares without your specific instructions.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I submit my proxy but don’t indicate my vote on the proposal?

If you submit a proxy by telephone or Internet, or return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted FOR the proposal to amend the Company's amended and restated certificate of incorporation.

Could other matters be decided at the Special Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Special Meeting. If any other matters arise at the Special Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Special Meeting is open to all holders of our common stock.

What do I need to bring to attend the Special Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

What are the directions to the Special Meeting location?

The Special Meeting will be held at One Park Avenue, Oklahoma City, Oklahoma 73102. From I-44, take I-40 east approximately 3 miles and exit 150A to Shields Boulevard. Turn left (north) on South Shields Boulevard (after approximately 0.4 miles South Shields Boulevard turns into S E.K. Gaylord Boulevard) and travel approximately 0.8 miles. From S E.K. Gaylord Boulevard, turn left (west) on W Main St. Continue on W Main St. approximately 0.1 miles and take a right (north) on N Broadway Ave and then right (north) on Park Ave. One Park Avenue is located at the intersection of North Broadway Avenue and Park Avenue. Please note that there may be construction along this route and it is subject to detours.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company's annual report are available on the Company's website at ir.diamondbackenergy.com/financials.cfm.

Proposal to Approve an Amendment to Our Amended and Restated Certificate of Incorporation to Increase the Total Number of Authorized Shares of Common Stock

Our amended and restated certificate of incorporation currently provides for authorized capital stock consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, we had ______ shares of common stock outstanding, excluding ______shares of common stock reserved for issuance pursuant to outstanding restricted stock units granted under our 2016 Amended and Restated Equity Incentive Plan, referred to in this proxy statement as the Plan, ______ shares of common stock reserved for issuance pursuant to options granted under the Plan, and no shares of preferred stock outstanding. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FANG.”

Our stockholders are being asked to approve an amendment to our amended and restated certificate of incorporation to increase the total number of shares of common stock that we are authorized to issue from 100,000,000 shares to 200,000,000 shares. The additional shares of common stock for which authorization is sought would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. Such additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights. The number of authorized shares of our preferred stock will not be affected by this amendment to our amended and restated certificate of incorporation and will be maintained at 10,000,000 shares.

Our board of directors believes that the number of shares of common stock presently available for future issuance under our amended and restated certificate of incorporation is insufficient to provide us with flexibility in issuing shares for future corporate purposes and has therefore proposed to increase the number of authorized shares to ensure that we have such flexibility, without further stockholder approval, except as may be required by any federal or state law, regulation or stock exchange rules. We may issue shares in the future in connection with, among other things, public or private stock offerings, acquisitions, equity incentives for employees, strategic investments, partnerships and similar transactions and payments of stock dividends, stock splits or other recapitalizations, or for any other corporate purposes.

Historically, we have funded our acquisitions of leasehold interests and other oil and natural gas properties primarily with the net proceeds of common stock offerings. Such acquisitions have been instrumental in driving the growth of our company and our strong total stockholder returns. We regularly review additional acquisition opportunities. Depending upon the number and size of any prospective acquisition opportunities, we may not have a sufficient number of authorized, but unissued, shares of common stock to access capital markets to fund, or otherwise complete, such acquisitions on an opportunistic basis. Prior to the proposed increase in the authorized shares of our common stock, we expect to have approximately ______million shares of our common stock outstanding and an additional ______shares reserved for issuance under outstanding options and restricted stock units, leaving only ______million shares available for future issuances for these and other corporate purposes. Accordingly, the proposed increase in authorized common stock contemplated by this proxy statement is necessary to ensure that we will be able to continue to fund and complete strategic acquisitions if and when they become available and, if appropriate, for other corporate purposes. If the proposed increase in authorized shares of common stock is not approved by our stockholders at the Special Meeting, our ability to fund future acquisitions and other corporate activities could be adversely affected.
The additional shares of common stock being authorized by this amendment to our amended and restated certificate of incorporation may be issued at times and under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage ownership interest of the present holders of our common stock, none of whom have preemptive rights under our amended and restated certificate of incorporation to subscribe for additional securities that we may issue.

Approval of the proposed amendment to our amended and restated certificate of incorporation requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon. The proposed amendment to our amended and restated certificate of incorporation will become effective on the date such amendment is filed with the Secretary of State of the State of Delaware, which the Company anticipates doing as soon as practicable following approval of this proposal.

Unless required by law or by the rules or regulations of NASDAQ or any other stock exchange on which our common stock may in the future be listed, no further vote by the stockholders will be sought with respect to any issuance of shares of our common stock. Under existing NASDAQ rules and regulations, subject to certain exceptions, stockholder approval would nevertheless be required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company when: (a) due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, other than a public offering for cash: (i) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or (b) any director, officer or substantial shareholder of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. Under the existing NASDAQ rules and regulations, stockholder approval would also be required, subject to certain exceptions, in connection with a transaction other than a public offering involving: (i) the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial stockholders of the Company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Further, stockholder approval is required, among certain other circumstances specified by NASDAQ rules and regulations, prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company.

Our board of directors may issue or fix the terms of the preferred stock without the vote of the holders of common stock. The actual effect of the authorization of the preferred stock upon the rights of the holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, the voting power, liquidation preference or other rights of common stock could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. The Company currently has no outstanding preferred stock and has no present plans to issue any shares of preferred stock.

Our board of directors has determined that it is advisable and in the best interest of the Company’s stockholders for the Company to amend its amended and restated certificate of incorporation to increase the total number of authorized shares of the Company’s common stock from 100,000,000 to 200,000,000 shares. Accordingly, on November 4, 2016, our board of directors approved an amendment to our amended and restated certificate of incorporation in substantially the form attached hereto as Appendix A, subject to stockholder approval, and directed that this amendment be submitted to a vote of our stockholders.

Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Our Bylaws

Some provisions of our amended and restated certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our amended and restated certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by a resolution adopted by a majority of our board of directors, assuming there are no vacancies.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Stockholder action by written consent. Our amended and rested certificate of incorporation provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.

Amendment of the bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our amended and restated certificate of incorporation and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors, assuming there are no vacancies. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Removal of Director. Our amended and restated certificate of incorporation provides that members of our board of directors may only be removed by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Certificate of Incorporation. Our amended and restated certificate of incorporation provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of our amended and restated certificate of incorporation inconsistent with the provisions of our amended and restated certificate of incorporation dealing with distributions on our common stock, related party transactions, our board of directors, our bylaws, meetings of our stockholders or amendment of our amended and restated certificate of incorporation.

Additionally, an increase in the number of authorized shares of our common stock could be used to make it more difficult to, or discourage an attempt to, obtain control of our Company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders. However, our board of directors does not intend or view the proposed increase in authorized common stock as an anti-takeover measure and is not proposing the increase in response to any attempt or plan to obtain control of the Company.

The provisions of our amended and restated certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADOPTION OF THE PROPOSAL TO APPROVE THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 SHARES TO 200,000,000 SHARES.

Stock Ownership
Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of November 1, 2016 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Boston Partners	7,514,298	(2)	9.6%
One Beacon Street, 30th Floor Boston, MA 02108
Wellington Management Group LLP	7,486,556	(3)	9.6%
c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210
FMR LLC	7,312,252	(4)	9.4%
245 Summer Street Boston, MA 02210
The Vanguard Group	4,558,891	(5)	5.8%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 78,066,147 shares of common stock outstanding as of November 1, 2016.

(2)
Based solely on Schedule 13G/A filed with the SEC on February 9, 2016 by Boston Partners. These shares are held by Boston Partners for the discretionary account of certain of its clients. To the knowledge of Boston Partners, no client has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of common stock which represents more than five percent of the common stock. Boston Partners has sole voting power over 6,166,847 shares, sole dispositive power over 7,514,298 shares and shared voting power over 6,166,847 shares.

(3)
Based solely on Schedule 13G/A jointly filed with the SEC on February 11, 2016 by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP ("Wellington Holdings"), Wellington Investment Advisors Holdings LLP ("Wellington Advisors") and Wellington Management Company LLP (" Wellington Company"). These shares are owned of record by clients of Wellington Company, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd., Wellington Management Hong Kong Ltd, Wellington Management International Ltd., Wellington Management Japan Pte Ltd., Wellington Management Australia Pty Ltd. (collectively, the "Wellington Investment Advisors"). Wellington Advisors controls directly, or indirectly through Wellington Management Global Holdings Ltd., the Wellington Investment Advisors. Wellington Advisors is owned by Wellington Holdings and Wellington Holdings is owned by Wellington Management. The clients of the Wellington Investment Advisors have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Each of Wellington Management, Wellington Holdings and Wellington Advisors has shared voting power over 5,455,196 shares and shared dispositive power over 7,486,556 shares. Wellington Company has shared voting power over 5,226,572 shares and shared dispositive power over 7,178,272 shares.

(4)
Based solely on Schedule 13G/A jointly filed with the SEC on February 10, 2016 by FMR LLC ("FMR") and Abigail P. Johnson. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of 49% of the voting power of FMR. Members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the common stock owned directly by the various investment companies (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the common stock under written guidelines established by the Fidelity Funds’ Boards of Trustees. FMR reported sole voting power over 1,370,085 shares of common stock and sole dispositive power over 7,312,252 shares of common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of common stock. FMR Co. Inc., beneficially owns more than five percent of the common stock.

(5)
Based solely on Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power over 48,056 shares of common stock, sole dispositive power over 4,511,635 shares of common stock, shared voting power over 3,300 shares of common stock, and shared dispositive power over 47,256 shares of common stock. Vanguard

Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, are the beneficial owners of 43,956 and 7,400 shares, respectively, of common stock.

Holdings of Officers and Directors
The following table sets forth certain information regarding the beneficial ownership as of November 1, 2016 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (10)	Percent of Class
Travis D. Stice (2)	117,390	*
Teresa L. Dick(3)	19,002	*
Russell Pantermuehl (4)	48,150	*
Michael L. Hollis (5)	39,153	*
Paul Molnar (6)	20,000	*
Steven E. West	—	*
Michael P. Cross (7)	10,973	*
David L. Houston (8)	10,973	*
Mark L. Plaumann (8)(9)	7,973	*
Directors and Executive Officers as a Group (11 persons)	273,614	*
*Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of November 1, 2016, or exercisable within 60 days of November 1, 2016, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 78,066,147 shares of common stock outstanding as of November 1, 2016. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that are not exercisable and/or vested as of November 1, 2016 or within 60 days of November 1, 2016.

(2)
All of these shares are held by Stice Investments, Ltd., which is managed by Stice Management, LLC, its general partner. Mr. Stice and his spouse hold 100% of the membership interests in Stice Management, LLC, of which Mr. Stice is the manager. Excludes 11,944 restricted stock units, which will vest on January 2, 2017 and 60,112 restricted stock units, which will vest in two approximately equal annual installments beginning on January 2, 2017. Also excludes 35,833 performance-based restricted stock units awarded to Mr. Stice on February 5, 2015 and 45,084 performance-based restricted stock units awarded to Mr. Stice on January 19, 2016, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the three-year performance periods ending on December 31, 2016 and December 31, 2018, respectively. Also excludes 90,169 performance-based restricted stock units awarded to Mr. Stice on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the two-year performance period ending on December 31, 2017.

(3)
Excludes 2,500 restricted stock units, which will vest on January 2, 2017 and 4,008 restricted stock units, which will vest in two equal annual installments beginning on January 2, 2017. Also excludes 7,500 performance-based restricted stock units awarded to Ms. Dick on February 5, 2015 and 3,006 performance-based restricted stock units awarded to Ms. Dick on January 19, 2016, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the three-year performance periods ending on December 31, 2016 and December 31, 2018, respectively. Also excludes 6,011 performance-based restricted stock units awarded to Ms. Dick on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the two-year performance period ending on December 31, 2017.

(4)
Excludes 3,334 restricted stock units, which will vest on January 2, 2017 and 16,030 restricted stock units, which will vest in two approximately equal annual installments beginning on January 2, 2017. Also excludes 10,000 performance-based restricted stock units awarded to Mr. Pantermuehl on February 5, 2015 and 12,022 performance-based restricted stock units awarded to Mr. Pantermuehl on January 19, 2016, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the three-year performance periods ending on December 31, 2016 and December 31, 2018, respectively. Also excludes 24,045 performance-based restricted stock units awarded to Mr. Pantermuehl on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the two-year performance period ending on December 31, 2017.

(5)
All of the shares are held by MBH Investments, Ltd., which is managed by MBH Financial, LLC, its general partner. Mr. Hollis, his spouse and the Hollis 2014 Irrevocable Trust hold 100% of the membership interests in MBH Financial, LLC, of which Mr. Hollis is the manager. Excludes 3,334 restricted stock units, which will vest on January 2, 2017 and 20,038 restricted stock units, which will vest in two approximately equal annual installments beginning on January 2, 2017. Also excludes 10,000 performance-based restricted stock units awarded to Mr. Hollis on February 5, 2015 and 15,028 performance-based restricted stock units awarded to Mr. Hollis on January 19, 2016, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the three-year performance periods ending on December 31, 2016 and December 31, 2018, respectively. Also excludes 30,056 performance-based restricted stock units awarded to Mr. Hollis on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the two-year performance period ending on December 31, 2017.

(6)
Excludes 2,445 restricted stock units, which will vest on January 2, 2017 and 8,014 restricted stock units, which will vest in two approximately equal annual installments beginning on January 2, 2017. Also excludes 7,332 performance-based restricted stock units awarded to Mr. Molnar on February 5, 2015 and 6,011 performance-based restricted stock units awarded to Mr. Molnar on January 19, 2016, which awards are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the three-year performance periods ending on December 31, 2016 and December 31, 2018, respectively. Also excludes 12,022 performance-based restricted stock units awarded to Mr. Molnar on January 19, 2016, which are subject to the satisfaction of certain stockholder return performance conditions relative to the Company’s peer group during the two-year performance period ending on December 31, 2017.

(7)
Excludes 526 restricted stock units, which will vest on July 1, 2017, and 906 restricted stock units, which will vest in two equal annual installments beginning on July 1, 2017. All these shares have been transferred to a trust, of which Mr. Cross and his spouse are co-trustees.

(8)	Excludes 526 restricted stock units, which will vest on July 1, 2017, and 906 restricted stock units, which will vest in two equal annual installments beginning on July 1, 2017.

(9)
Excludes 526 restricted stock units, which will vest on July 1, 2017, and 906 restricted stock units, which will vest in two equal annual installments beginning on July 1, 2017. Mr. Plaumann may be deemed to be the beneficial owner of these shares of common stock held by Greyhawke Capital Advisors LLC, of which he is the principal.

(10)
In addition to the Company common stock reported in the table, as of November 1, 2016, the directors and executive officers beneficially owned common units of Viper Energy Partners LP, or Viper, as follows: Mr. Stice - 37,500; Mr. Pantermuehl - 30,000; Mr. Hollis - 61,325; Ms. Dick - 10,000. In addition, Mr. Stice, Mr. Pantermuehl, Mr. Hollis and Ms. Dick have options to purchase 833,334, 166,666, 166,666 and 83,334 units of Viper, respectively. The foregoing amounts exclude 416,666, 83,334, 83,334 and 41,666 unit options granted to Mr. Stice, Mr. Pantermuehl, Mr. Hollis and Ms. Dick, respectively, which have not vested. As of November 1, 2016, executive officers other than the named executive officers owned 33,643 common units of Viper, 250,000 options to purchase common units of Viper, and an additional 125,000 options to purchase common units of Viper that have not vested. As of November 1, 2016, we owned 72,450,000 of the common units of Viper, or 82.5%. As of November 1, 2016, there were 87,800,356 common units of Viper outstanding. Individually, our directors and executive officers each beneficially own less than one percent of Viper’s outstanding common units. Together, our directors and executive officers own approximately 1.9% of Viper’s outstanding common units.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2017 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than December 30, 2016.

Stockholders who wish to propose a matter for action at the 2017 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 8, 2017 and March 10, 2017. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below.

All written proposals should be directed to Randall J. Holder, Corporate Secretary, Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114.

Householding

The SEC permits a single set of proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you and other residents at your mailing address own shares of our common stock, you may have only received one proxy statement, unless we have received contrary instructions from you. If you would like to receive your own set of proxy materials this year or in future years, follow the instructions described below. We will promptly send a separate copy of the proxy statement. Similarly, if you share an address with another Diamondback stockholder and together both of you would like to receive in the future only a single set of proxy materials, follow these instructions:

•
If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Special Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Appendix A

Form of Certificate of Amendment of
the Amended and Restated Certificate of Incorporation of
Diamondback Energy, Inc.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
Diamondback Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The name of the Corporation is Diamondback Energy, Inc.

2.Article IV of the Corporation’s Amended Restated Certificate of Incorporation is hereby amended by striking Section 4.1 in its entirety and replacing it with the following:

“Section 4.1 Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 210,000,000 shares, divided into two classes consisting of 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

3.The above-referenced amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Diamondback Energy, Inc. has caused this certificate of Amendment to be executed as of , 2016.

DIAMONDBACK ENERGY, INC.
By:
Name:
Office:

DIAMONDBACK Energy

IMPORTANT SPECIAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.envisionreports.com/FANG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A Proposal — The board of directors recommends a vote FOR Proposal 1.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

0 1 A V 2 9 7 1 1 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

02GS0B

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DIAMONDBACK Energy

Proxy — Diamondback Energy, Inc.

Special Meeting of Stockholders

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Travis Stice, Teresa Dick and Randall Holder (together, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Special Meeting of Stockholders of Diamondback Energy, Inc. (the "Company") to be held on December 7, 2016 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2016 Notice of Special Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSAL ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATION.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

(Continued and to be marked, dated and signed on reverse side.)